Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-273217) on Form S-8 of Sleep Number Corporation of our report dated July 13, 2023, with respect to the financial statements of the Sleep Number Profit Sharing and 401(k) Plan, which appears in this annual report on Form 11-K for the year ended December 31, 2023.
/s/ Baker Tilly US, LLP
Frisco, Texas
June 26, 2024